      STATEMENTS SETTING FORTH DETAILS OF COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                           Three Months Ended
                                                 March 31                    FOR THE YEARS ENDED DECEMBER 31
                                             2002        2001        2001        2000       1999       1998       1997
                                          ---------------------   ------------------------------------------------------

Net earnings ...........................  $ 103,933   $  80,157   $ 360,419   $ 248,938  $ 148,138  $ 142,237  $ 115,726
Federal and state income taxes .........     42,517      32,113     145,112     103,532     71,328     55,676     43,435
                                          ---------   ---------   ---------   ---------  ---------  ---------  ---------

Earnings before income taxes ...........    146,450     112,270     505,531     352,470    219,466    197,913    159,161
Equity in net income of affiliates .....    (18,620)    (12,044)    (41,309)          0          0          0          0
Distributed income from equity investees     12,595       5,100      12,761           0          0          0          0
                                          ---------   ---------   ---------   ---------  ---------  ---------  ---------
Net earnings ...........................                            476,983     352,470    219,466    197,913    159,161
                                                                  ---------   ---------  ---------  ---------  ---------

Fixed charges:
    Interest ...........................      7,154       1,401      17,803       1,359      1,060        201          0
    One-Third of all rentals ...........        787       1,087       2,052         990      1,048      1,000        788
                                          ---------   ---------   ---------   ---------  ---------  ---------  ---------
       Fixed charges ...................      7,941       2,488      19,855       2,349      2,108      1,201        788
       Preferred dividends .............        825         825       3,300       3,300      3,300      3,300      3,300
                                          ---------   ---------   ---------   ---------  ---------  ---------  ---------
          Fixed charges and preferred
            dividends ..................      8,766       3,313      23,155       5,649      5,408      4,501      4,088
                                          ---------   ---------   ---------   ---------  ---------  ---------  ---------

Net earnings and fixed charges .........  $   7,941   $   2,488   $ 496,838   $ 354,819  $ 221,574  $ 199,114  $ 159,949
                                          ---------   ---------   ---------   ---------  ---------  ---------  ---------

Net earnings, fixed charges and
   preferred dividends .................  $   8,766   $   3,313   $ 500,138   $ 358,119  $ 224,874  $ 202,414  $ 163,249
                                          ---------   ---------   ---------   ---------  ---------  ---------  ---------

Ratio of net earnings and fixed charges       18.7x       43.3x       25.0x      151.1x     105.1x     165.8x     203.0x
   to fixed charges

Ratio of net earnings, fixed charges and
   preferred stock dividends to fixed
   charges and preferred stock dividends      17.0x       32.8x       21.6x       63.4x      41.6x      45.0x      39.9x
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